Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street NW Fifth Floor Washington D.C., 20006 o: 202.973.8800

February 26, 2025

IonQ, Inc.

4505 Campus Drive

College Park, Maryland 20740

Re: IonQ, Inc. – “At the Market” Sale and Issuance of up to $500 million of Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by IonQ, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on February 26, 2025, pursuant to Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained within the Registration Statement (the “Prospectus”) and the prospectus supplement to the Registration Statement dated February 26, 2025 (the “Prospectus Supplement”) in connection with the registration under the Securities Act of up to $500,000,000 of shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), to be issued and sold from time to time by the Company.

We understand that the Company has agreed to issue and sell the Shares from time to time through Morgan Stanley & Co. LLC and Needham & Company, LLC as sales agents (the “Managers”) pursuant to an equity distribution agreement by and among the Company and the Managers (the “Equity Distribution Agreement”).

We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about February 26, 2025, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON,  DC WILMINGTON, DE

February 26, 2025

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation